Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Adolor Corporation	Sam Brown Inc. (Media)
Lizanne Wentz	Mike Beyer
Corporate Communications	Sam Brown Inc.
(484) 595-1500	(773) 463-4211

ADOLOR APPOINTS JOHN M. LIMONGELLI AS SENIOR VICE PRESIDENT,

GENERAL COUNSEL AND SECRETARY

Exton, PA – September 10, 2008 – Adolor Corporation (Nasdaq: ADLR) announced today the appointment of John M. Limongelli, Esq., as senior vice president, general counsel and secretary. Mr. Limongelli will join the company on September 18, 2008, and report to Michael Dougherty, Adolor president and chief executive officer. Mr. Limongelli will manage all legal affairs for the company and will be a member of the company’s senior management team.

“We are very pleased to welcome John to Adolor and to the role of General Counsel,” said Mr. Dougherty. “As Adolor continues its transition to a commercial stage pharmaceutical company, John’s industry and private practice experience will prove to be an invaluable asset to the company.”

Prior to joining Adolor, Mr. Limongelli, 38, held roles of increasing responsibility with Cephalon, Inc., most recently serving as vice president and associate general counsel. Before joining Cephalon in 2002, he was an associate with Morgan, Lewis & Bockius, LLP, in Philadelphia. Mr. Limongelli obtained both his Juris Doctor and Masters in Business Administration with honors from Temple University.

About Adolor Corporation

Adolor Corporation (Nasdaq: ADLR) is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor is seeking to make a positive difference for patients, caregivers and the medical community. For more information, visit www.adolor.com.

Adolor Forward-Looking Statements

This press release, and oral statements made with respect to information contained in this release, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements provide Adolor’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs; development of potential pharmaceutical products; interpretation of clinical results; prospects for regulatory approval; market prospects for ENTEREG®; and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning or that otherwise express contingencies, goals, targets or future development. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, that could cause actual results and developments to differ materially from those expressed or implied in such statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries, as well as more specific risks and uncertainties facing Adolor such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Adolor urges you to carefully review and consider the disclosures found in its filings which are available at http://www.sec.gov and from Adolor at www.adolor.com. Given the uncertainties affecting pharmaceutical companies such as Adolor, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Adolor undertakes no obligation to publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise, except as may be required by law.

This press release is available on the website http://www.adolor.com.

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